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 FORM 4                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                  OMB APPROVAL
--------                                Washington, D.C.  20549                                     ------------------------------
                                                                                                    OMB Number:          3235-0287
                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           Expires:    September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response........0.5
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[_] Check this box if no longer          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of
    subject to Section 16. Form 4        the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company
    or Form 5 obligations may                                                  Act of 1940
    continue.  See Instruction 1(b).
    (Print or Type Responses)
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
1.  Name and Address of Reporting   2.  Issuer Name and Ticker or Trading Symbol            6.  Relationship of Reporting Person(s)
    Person*                                                                                     to Issuer
                                                                                                      (Check all applicable)
    John D. Reilly                      The WMF Group, Ltd. (WMFG)                            X    Director          10% Owner
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    (Last)    (First)    (Middle)  3.  IRS or Social Security  4.  Statement for Month/Year        Officer (give      Other (specify
                                       Number of Reporting                                  ----   title below)  ---         below)
    5335 Wisconsin Avenue NW,          Person (Voluntary)          March, 1999
    Suite 440
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             (Street)                                          5.  If Amendment, Date of    7. Individual or Joint/Group
                                                                   Original (Month/Year)    Filing (Check Applicable Line)
                                                                                            X  Form filed by One Reporting Person
                                                                                            --
                                                                                               Form filed by More than One
    Washington,     DC        20015-2034                                                    -- Reporting Person
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    (City)        (State)    (Zip)
                                                Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.    Title of Security   2. Trans-     3. Trans-     4. Securities Acquired (A)  5.  Amount of       6.  Ownership   7.  Nature of
      (Instr. 3)             action        action        or Disposed of (D)           Securities          Form:           Indirect
                             Date          Code          (Instr. 3, 4 and 5)          Beneficially        Direct (D)      Beneficial
                                           (Instr. 8)                                 Owned at            or Indirect     Owner-
                             (Month/                                                  End of Month        (I)             ship
                              Day/
                             Year)                                                    (Instr. 3 and 4)    (Instr. 4)      (Instr. 4)

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                                          Code    V    Amount  (A) or (D)  Price
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Common Stock, $0.01 par     3/8/99        M(1)    V     10,720     A       $5.00                               D
value
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Common Stock, $0.01 par     3/8/99        A(2)         189,280     A       $5.00                               D
value
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Common Stock, $0.01 par     3/8/99        M(3)          21,608     A       $5.00         233,141 (4)           I           (5)
value
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)

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FORM 4 (continued)             Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of     2. Conversion   3. Transaction   4. Transaction   5. Number of     6. Date           7. Title and   8. Price
   Derivative      or              Date             Code             Derivative       Exercisable       Amount of      of
   Security        Exercise                                          Securities       and Expiration    Underlying     Derivative
   (Instr. 3)      Price of        (Month/          (Instr. 8)       Acquired (A)     Date (Month/      Securities     Security
                   Derivative      Day/                              or Disposed      Day/Year)
                   Security        Year)                             of (D)                            (Instr. 3       (Instr. 5)
                                                                     (Instr. 3, 4,                     and 4)
                                                                     and 5)        -------------------------------
                                                                                                            Amount
                                                                                                              or
                                                                                   Date      Expir-         Number
                                                                                   Exer-     ation            of
                                                 --------------------------------- cisable   Date    Title  Shares
                                                    Code     V       (A)     (D)
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Rights to            $5.00           3/8/99          X       V              10,720  2/5/99  3/8/99   Common  10,720       (1)
Purchase                                                                                             Stock,
Common                                                                                               par
Stock                                                                                                value
                                                                                                     $.01
                                                                                                     per
                                                                                                     share
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Rights to            $5.00           3/8/99          X                       1,608  2/5/99  3/8/99   Common   1,608       (3)
Purchase                                                                                             Stock,
Common                                                                                               par
Stock                                                                                                value
                                                                                                     $.01
                                                                                                     per
                                                                                                     share

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1. Title of                                    9. Number of     10. Ownership   11. Nature of
   Derivative                                     Derivative        Form of         Indirect
   Security                                       Securities        Deriva-         Beneficial
   (Instr. 3)                                     Beneficially      tive            Ownership
                                                  Owned at          Security;       (Instr. 4)
                                                  End of            Direct
                                                  Month             (D) or
                                                                    Indirect
                                                  (Instr. 4)        (I)

                                                                    (Instr. 4)
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
Rights to                                            0                  D
Purchase
Common
Stock
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Rights to                                            0                  1              (5)
Purchase
Common
Stock

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Explanation of Responses:                                                         /s/ John D. Reilly                April 12, 1999
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------   --------------
      If space is insufficient, see Instruction 6 for procedure.                  **Signature of Reporting Person   Date
**Intentional misstatements or omissions of facts constitute Federal              John D. Reilly
Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                     Page 2 of 2
displays a currently valid OMB Number.                                                                             SEC 1474 (7-96)
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 Name and Address of Reporting Person          Issuer Name and Ticker or Trading Symbol           Statement for Month/Year
 John D. Reilly                                       The WMF Group, Ltd. (WMFG)                       March, 1999
 5335 Wisconsin Avenue NW, Suite 440
 Washington, DC  20015-2034

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1. Shares acquired upon the exercise of 10,720 rights received by Mr. Reilly during the Company's rights offering to its shareholders. During the rights offering, each of the Company's shareholders received 1.072 transferable rights for each share of common stock owned on February 1, 1999. Each right entitled its holder to purchase one share of the Company's common stock for $5.00.

2. Under the terms of the Company's rights offering, if a shareholder exercised all of the rights issued to him, the shareholder had an "oversubscription privilege" to purchase an unlimited number of additional shares of common stock at $5.00 per share. Mr. Reilly used his oversubscription privilege to purchase an additional 189,280 shares of common stock.

3. Shares acquired upon the exercise of 1,608 rights received by an irrevocable trust established for the benefit of Mr. Reilly's minor children (the "Trust") during the Company's rights offering to its shareholders. During the rights offering, each of the Company's shareholders received 1.072 transferable rights for each share of common stock owned on February 1, 1999. Each right entitled its holder to purchase one share of the Company's common stock for $5.00. In addition, the Trust exercised its oversubscription privilege to purchase an additional 20,000 shares of common stock at a purchase price of $5.00 per share. Mr. Reilly is not a trustee nor does he have any voting power over shares held in the Trust. Mr. Reilly disclaims beneficial ownership of these securities.

4. Includes (A) 10,000 shares of restricted common stock held directly by Mr. Reilly; (B) 200,033 shares of unrestricted common stock held directly by Mr. Reilly and (C) 23,108 shares of common stock held by the Trust. Mr. Reilly disclaims beneficial ownership of all securities held by the Trust.

5. Securities held by the Trust. Mr. Reilly is not a trustee nor does he have any voting power over shares held in the Trust. Mr. Reilly disclaims beneficial ownership of these securities.